EXHIBIT  23.1

To the Board of Directors

UpExi, Inc.

3030 North Rocky Point Drive

Tampa, Florida 33607

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-255266), Form S-3 (Nos. 333-266000 and 333-267355) and Form S-8 (Nos. 333-257491 and 333-273859) of UpExi, Inc. and Subsidiaries (the "Company") of our report dated December 16, 2024, relating to the consolidated financial statements and financial statement schedule, which appear in the Company's Annual Report on Form 10-K for the year ended June 30, 2024 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Columbus, Ohio

April 22, 2025